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Exhibit 99

                                          MEDIA            INVESTORS
                                          Larry Haeg       Robert S. Strickland
                                          415-396-3070     415-396-0523


WELLS FARGO VICE CHAIRMAN, CFO ROD JACOBS RETIRES AFTER 20 YEARS WITH COMPANY; SUCCEEDED BY DEPUTY CFO ROSS KARI


SAN FRANCISCO, January 25, 2000 -- Wells Fargo & Company (NYSE: WFC) said today that Vice Chairman and Chief Financial Officer Rod Jacobs has decided to retire after a 20-year career with the company. He is succeeded by Deputy Chief Financial Officer Ross Kari, who was appointed executive vice president and CFO of Wells Fargo. Kari was CFO of the former Wells Fargo before its November 1998 merger of equals with the former Norwest Corporation.

"Rod had indicated a desire to retire several years ago but agreed to continue with the company to complete Wells Fargo's integration with First Interstate," said Wells Fargo Chairman Paul Hazen. "After we announced the merger of equals in June 1998 between Norwest Corporation and Wells Fargo, Rod again agreed to continue in order to ensure a smooth transition for our merger integration. Now that the integration is off to a very successful start and Y2K is behind us, Rod believes the time is right for him to retire."

"In addition to the outstanding leadership he has provided during the first successful stages of the Norwest and Wells Fargo integration, Rod has made very significant contributions to our company over the years in capital management, increased efficiency, operations, technology and overall corporate strategy and direction, " said President and CEO Dick Kovacevich.


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"He was much more than a CFO. We'll miss his wisdom, intellect, interpersonal skills, and business judgment. We're fortunate he'll be available this quarter to help ensure a smooth transfer of responsibilities to Ross Kari, whose experience as CFO of the former Wells Fargo makes him uniquely qualified to succeed Rod."

Jacobs joined Wells Fargo in 1979 as a financial analyst and served in several senior positions in finance before being elected vice chairman in 1991. He was named president of the former Wells Fargo in May 1998. Before joining Wells Fargo he was an engineer for seven years at Lockheed, earned a Ph.D. in economics from Stanford and taught economics four years at UCLA.

"I owe a debt of gratitude to Wells Fargo for all the career opportunities I've had with the company over the years" said Jacobs. "I owe a greater debt to all the people with whom I've worked."

Kari joined Wells Fargo in 1983 as a financial analyst, was elected vice president in 1987, senior vice president in 1990 and in 1992 was named head of the company's telephone banking centers and ATM network. He was named general auditor in 1995, was elected an executive vice president later that year, became head of the finance group in 1997 and was named CFO of the former Wells Fargo in May 1998. As CFO, Kari will be an executive officer of the company and a member of the management group. He will report to Kovacevich.

Wells Fargo is a $218 billion diversified financial services company providing banking, insurance, investment, mortgage and consumer finance from almost 6,000 stores, the Internet and other distribution channels across North America.

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